Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Celsion Corporation

Lawrenceville, New Jersey

We have issued our reports dated March 13, 2014 with respect to the financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Celsion Corporation, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of the name as it appears under the caption “Experts.”

/s/ Stegman & Company
Baltimore, Maryland
September 16, 2014